Exhibit 10.6

INTEGRATION SERVICES AGREEMENT

May 2, 2011

Scott C. Grout
9137 NW McKenna Drive
Portland, OR 97229	Executive

RadiSys Corporation, an Oregon corporation
5445 NE Dawson Creek Parkway
Hillsboro, OR 97124

Collectively referred to as the “Parties”	the Company

1.	Scope of Agreement; Effect

The Company is undergoing a merger and acquisition pursuant to an Agreement and Plan of Merger by and among the Company, Continuous Computing Corporation and RadiSys Holdings, Inc. (the “Merger Agreement”) which will become effective at the Effective Time (as defined in the Merger Agreement) upon the Closing Date (as defined in the Merger Agreement). The terms of this Integration Services Agreement (the “Agreement”) shall become effective at the Effective Time and shall be of no force or effect prior to such time or in the event the Merger Agreement is terminated prior to the consummation of the merger described therein. This Agreement shall inure to the benefit of RadiSys Corporation, an Oregon corporation, its predecessors and successors, affiliates, and all of each such entity’s officers, directors, employees, insurers, agents, attorneys or assigns, in their individual and representative capacities (“Releasees”). References herein to the “date of this Agreement” shall mean May 2, 2011.

2.	Background and Purpose

A.	Executive is currently employed by the Company as its President and Chief Executive Officer.

B.	The Company is undergoing a merger and acquisition pursuant to the Merger Agreement.

C.	Executive will on the Closing Date resign all positions held as an officer of the Company but will remain an employee of the Company from the Closing Date until the Termination Date (as defined below) under the terms and conditions set forth in this Agreement.

D.	Executive shall remain a member of the Company’s Board of Directors (the “Board”) and, at the discretion of the Board, serve in the capacity of Vice Chairman thereof.

E.	Executive’s employment with the Company will terminate on the last day of the sixth full calendar month following the Closing Date, unless sooner terminated by the Company (the “Termination Date”). The period from the Closing Date to and including the Termination Date shall be the “Integration Period.”

F.	Executive will continue to be paid his current compensation and will continue to be eligible for the Company’s cash-based incentive compensation plan and for the Company’s employee welfare benefit plans, programs and arrangements (the “Employee Benefit Plans”) to the same extent as other executive employees of the Company during the Integration Period. Changes to the Employee Benefit Plans during the Integration Period which affect all participants generally shall apply equally to Executive, including such changes as premium changes, coverage alterations, and the like. In addition, Executive agrees to exercise good faith in performing his responsibilities under this Agreement and to comply with Company policies and procedures during the Integration Period.

G.	The purpose of this Agreement is to provide for an orderly transition of the position of President and Chief Executive Officer (the “Integration Services”) on and after the Closing Date and to release any and all claims and rights that Executive has or may claim to have against Releasees arising from or relating to Executive’s employment with the Company, the termination of the employment relationship, or the Company’s employee benefit plans. In consideration for the Integration Services, Executive’s execution of the Release of Claims in the form attached as Exhibit A (“Release of Claims”), and Executive’s waiver of entitlements under certain employment agreements and under the Company’s Long-Term Incentive Plan, the Company agrees to provide the compensation and benefits set forth in this Agreement during and after the Integration Period.

3.	Consideration

The Parties acknowledge and agree that this Agreement is supported by consideration and that the Company’s entry into this Agreement is conditioned upon Executive’s covenants herein. Executive acknowledges and agrees that this Agreement provides for compensation, benefits and a release of the Company’s rights to which he is not otherwise entitled, including but not limited to the Transition Bonus (described below). The Company acknowledges and agrees that this Agreement provides for Executive to forfeit rights to certain benefits to which he would otherwise be entitled, including but not limited to the Company’s Long-Term Incentive Plan.

In consideration for and as a condition precedent to receiving the Transition Bonus and other benefits described in this Agreement, Executive agrees to execute the Release of Claims. Executive promises to execute and deliver the Release of Claims to the Company within 21 days (or, if required by applicable law, 45 days) from the Termination Date. Executive shall forfeit the Transition Bonus and other benefits described in this Agreement in the event that he fails to execute and deliver the Release of Claims to the Company in accordance with the timing and other provisions of the preceding sentence or revokes such Release of Claims prior to the effective date of the Release of Claims.

4.	Integration Services

A.	Services. Executive shall perform the Integration Services during the Integration Period, as reasonably requested by the Company, on matters with which Executive is familiar and/or about which Executive has acquired knowledge, expertise and/or experience during Executive’s employment by the Company.

B.	Time Commitment. Executive agrees to devote sufficient time (excluding permitted vacation and reasonable periods of illness or personal time-off), to the business of the Company and its affiliates to accomplish the Integration Services; provided, Executive shall not be required to devote, on average, more than 20 hours per week to the Integration Services. Such hours per week shall be averaged over the Integration Period such that, for example, Executive may work 50 hours in one week and 10 hours for each of the following three weeks to average 20 hours per week for a one-month period.

C.	Objectives. Executive shall make himself available for the Integration Services with the good faith intent of satisfying the following objectives (the “Objectives”):

1.	Executive shall make himself reasonably available (excluding permitted vacation and reasonable periods of illness or personal time-off) to perform Integration Services as reasonably requested by the Company subject to the terms and conditions of this Agreement;

2.	Executive shall devote sufficient time and attention (excluding permitted vacation and reasonable periods of illness or personal time-off) to the performance of any assignments to advise or consult with the Company, its executive officers, or the Board under and in accordance with the terms and conditions of this Agreement that he has agreed to complete;

3.	Executive shall make himself reasonably available (excluding permitted vacation and reasonable periods of illness or personal time-off) for and shall provide counsel to the incoming Chief Executive Officer of the Company as is reasonably requested by such incoming Chief Executive Officer or the Company; and

4.	Executive shall advise the Chairman of the Board of any material concerns he may have regarding the Integration Services.

5.	Compensation

In lieu of any other compensation for the Integration Services rendered during the Integration Period, the Company shall pay Executive the following compensation and provide the following benefits:

A.	The Company shall pay Executive his base salary, in accordance with its regular payroll practices, at the full rate in effect on the date of this Agreement and without proration or reduction for any reason except for applicable withholding and other customary payroll deductions.

B.	During the Integration Period, Executive shall continue to be eligible for the Company’s cash-based incentive compensation plan, in accordance with its terms and at the Executive’s incentive compensation target rate in effect on the date of this Agreement. The Company shall pay Executive any cash-based incentive compensation plan payout earned but not yet received under the cash-based incentive compensation plan for any performance period completed prior to the Termination Date, and, in addition, the Company shall pay Executive his cash-based incentive compensation plan payout for any performance period that is in progress on the Termination Date. The Company shall remit any award owed pursuant to the Company’s cash-based incentive compensation plan in accordance with the plan’s terms.

C.

If the Company terminates Executive’s employment with the Company prior to the last day of the sixth full calendar month following the Closing Date, Executive shall be paid: (i) a lump-sum amount equal to the aggregate compensation that would have been payable to Executive under Section 5A. of this Agreement; and (ii) any cash-based incentive compensation award that would have been payable to Executive under Section 5B. of this Agreement, both of which amounts shall be paid to the same extent as though Executive had remained in employment from the Termination Date to the last day of the sixth full calendar month following the Closing Date. The lump-sum amount shall be payable on the Termination Date, and the cash-based incentive compensation award shall be payable on the same date as awards are paid to other executives under the terms of the cash-based incentive compensation plan. In addition to the foregoing amounts to be paid to Executive if the Company terminates his employment prior to the last day of the sixth full calendar month following the Closing Date, Executive shall be paid the full Transition Bonus, as described in Section 5E. below, in the amount of $500,000.00, without reduction except for applicable withholding, on the 60th day following such Termination Date provided that Executive timely executes the Release of Claims.

D.	During the Integration Period, Executive shall continue to be eligible to participate in the Company’s Code Section 401(k) plan and all Employee Benefit Plans made available to executive employees of the Company.

E.

The Company shall pay Executive $500,000.00 (the “Transition Bonus”) on the 60th day following the Termination Date, provided that Executive has remained available to provide Integration Services to the Company throughout the Integration Period and has timely executed the Release of Claims. Subject to the preceding sentence, the Transition Bonus shall be paid in full unless Scott Gibson, acting as Chairman of the Board, reasonably determines in good faith that Executive has willfully and grossly failed to substantially and materially satisfy the Objectives, which determination shall be made and shall be provided to Executive in writing within a period not to exceed four months from the Closing Date, upon the notice of which Executive shall have a period of at least two months during which he may cure such failure and be paid the full Transition Bonus.

F.

After the Termination Date, the Company will provide Executive, and remit on Executive’s behalf payment for such coverage, with 12 months of continued coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), under the Company’s group health plan at the level of benefits (whether single or family coverage) previously elected by Executive immediately prior to the date of this Agreement. In the event Executive is not eligible for coverage under the group health plan during the Integration Period, the Company will provide up to an additional six months of COBRA coverage and remit such payment on Executive’s behalf.

G.	The Company will promptly (and in any event within five business days after a request by Executive therefore) pay or reimburse Executive for the cost and expenses of any executive outplacement firm selected by Executive; provided, however, the Company’s liability hereunder shall be limited to the first $25,000 of such expenses incurred by Executive and provided further, Executive’s request for reimbursement under this Section 5G. must be timely submitted to the Company so that payment can be made to and received by Executive prior to the end of the second calendar year following the calendar year in which the Termination Date occurs. Executive shall provide the Company with reasonable documentation of the incurrence of such outplacement costs and expenses.

H.	The Company agrees that Executive retains all rights to any time-based stock-based compensation awards previously granted to Executive, including but not limited to incentive stock options, nonqualified stock options and stock appreciation rights, and shall receive time-based vesting or time-based service credit for any period that Executive is employed by the Company or serves as a member of the Company’s Board of Directors. Executive shall have a period of 12 calendar months from the later of the Termination Date or the date he ceases to serve as a member of the Company’s Board of Directors in which to exercise any vested stock option or other stock-based right held by him.

I.	The Parties agree that, on and after the Closing Date, Executive shall cease to participate in or be eligible for any award under the Company’s Long-Term Incentive Plan and shall forfeit all rights held under such plan, effective as of the Effective Time. Effective as of the Effective Time, Executive further waives all rights and entitlements he has or may have under the offer letter from the Company to Executive dated September 16, 2002, the Amended and Restated Executive Severance Agreement by and between Executive and the Company dated December 24, 2008, and the Amended and Restated Executive Change of Control Agreement by and between Executive and the Company dated December 24, 2008.

6.	Relationship

During the Integration Period, Executive shall remain an at-will employee of the Company.

7.	Right to Control

Executive shall have the right to control and determine the method, means, time and location of performing the Integration Services, to be exercised in his reasonable discretion and in accordance with terms generally applicable to similarly situated executives performing Integration Services.

8.	Death or Disability

In the event of Executive’s death or “disability” (as such term is defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), amounts payable under this Agreement shall be paid in full to Executive’s estate in the case of death or to Executive in the case of disability. Payment shall be made on the date of death or disability, as applicable.

9.	Withholding; Subsequent Employment

A.	Withholding. All payments provided for in this Agreement are subject to applicable withholding obligations imposed by federal, state or local laws and regulations.

B.	Offset. The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after termination of his employment with the Company.

10.	Restrictive Covenant Not to Compete

For a period of one year immediately following the Termination Date, Executive agrees not to work for, own, manage, operate, control, service, serve as a director of or participate directly in the ownership, management, operation or control of Emerson Electric Co., Advantech Co., Ltd., Kontron AG, or ADLink Technology Inc.; provided, however, investment in a collective investment fund that holds no more than one percent of the outstanding common stock of any such company shall not be deemed to be a violation of this restrictive covenant. The Company intends this restrictive covenant to be enforced to the extent permitted by applicable law. Executive agrees that in the event any court of competent jurisdiction finds that this restrictive covenant is unreasonable with respect to its territorial extent, scope and/or period of time, such finding will not invalidate this provision with respect to the territorial extent, scope or period of time which is reasonable, and this restriction will be construed to apply only to the territory, scope and/or period of time so found to be reasonable by said court. Executive acknowledges that breach or threatened breach of this restrictive covenant will cause irreparable harm to the Company and agrees to the entry of a temporary restraining order and permanent injunction by any court of competent jurisdiction to prevent breach or further breach of this restrictive covenant, in addition to any other remedy available to the Company at law or in equity.

11.	Successors; Binding Agreement

This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives, executors, administrators and heirs.

12.	Entire Agreement

The Company and Executive agree that the foregoing terms and conditions constitute the entire agreement between the Parties relating to Executive’s employment on and after the Closing Date, the Integration Services, the Integration Period and the Termination Date and that, effective as of the Effective Time, this Agreement supersedes and replaces any prior agreements relating to the matters covered by this Agreement, including but not limited to the offer letter from the Company to Executive dated September 16, 2002, the Amended and Restated Executive Severance Agreement by and between Executive and the Company dated December 24, 2008, and the Amended and Restated Executive Change of Control Agreement by and between Executive and the Company dated December 24, 2008, and that there exists no other agreement between the Parties, oral or written, express or implied, relating to any matters covered by this Agreement.

13.	Governing Law

This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.

14.	Amendment

No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and the Company.

15.	Severability

If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

16.	Code Section 409A

If at the time of payment hereunder any payment or any portion of a payment to be paid upon a “separation from service” (within the meaning of Code Section 409A) cannot be characterized as a “short term deferral” for purposes of Code Section 409A, or as otherwise exempt from the provisions of Code Section 409A, and Executive is determined to be a “specified employee” under Code Section 409A, then such payment or portion of the payment shall be delayed until the date that is the earlier to occur of (i) Executive’s death or (ii) the date that is six months and one day following the Termination Date. For all purposes of this Agreement, Employee shall be considered to have terminated employment with the Company when Employee incurs a “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable administrative guidance issued thereunder. For purposes of applying the provisions of Code Section 409A, each separately identified amount to which Executive is entitled shall be treated as a separate payment, and the entitlement to a series of installment payments shall be treated as a right to a series of separate payments.

The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement may not be accelerated except as otherwise permitted under Code Section 409A. Furthermore, if any payments are to be made within a specified period of time or during a calendar year, the date of such payment shall be in the sole discretion of the Company.

This Agreement and the compensation and other benefits provided hereunder are intended to qualify for an exemption from Code Section 409A where applicable, provided, however, that if this Agreement and the compensation and other benefits provided hereunder are not so exempt, they are intended to comply with Code Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its subsidiaries and affiliates, nor their respective directors, officers, employees or advisers shall be liable to Executive (or any other individual claiming a benefit through Executive) for any tax, interest, or penalties Executive may owe as a result of compensation paid under this Agreement, and the Company and its subsidiaries and affiliates shall have no obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Code Section 409A.

IN WITNESS WHEREOF, the Company, by its duly authorized representative, and Executive have executed this Agreement on the date first above written, which Agreement shall be effective at the Effective Time and shall be of no force or effect prior to such time or in the event the Merger Agreement is terminated prior to the consummation of the merger described therein.

RADISYS CORPORATION

By:	/s/ C. Scott Gibson	/s/ Scott C. Grout
	C. Scott Gibson, Director and Chairman of the Board	Scott C. Grout

EXHIBIT A

RELEASE OF CLAIMS

1.	Parties

The parties to Release of Claims (hereinafter “Release”) are Scott C. Grout and RadiSys Corporation, an Oregon corporation, as hereinafter defined.

A.	Executive and Releasing Parties

For the purposes of this Release, “Executive” means Scott C. Grout, and “Releasing Parties” means Executive and his attorneys, heirs, legatees, personal representatives, executors, administrators, assigns, and spouse.

B.	The Company

For the purposes of this Release, the “Company” means RadiSys Corporation, an Oregon corporation, and “Released Parties” means the Company and its predecessors and successors, affiliates, and all of each such entity’s officers, directors, employees, insurers, agents, attorneys or assigns, in their individual and representative capacities.

2.	Background And Purpose

Executive was employed by the Company. Executive’s employment is ending effective on the Termination Date under the conditions described in the Integration Services Agreement (“Agreement”) by and between Executive and the Company dated May 2, 2011.

The purpose of this Release is to settle, and the parties hereby settle, fully and finally, any and all claims the Releasing Parties may have against the Released Parties, whether asserted or not, known or unknown, including, but not limited to, claims arising out of or related to Executive’s employment, any claim for reemployment, or any other claims whether asserted or not, known or unknown, past or future, that relate to Executive’s employment, reemployment, or application for reemployment.

3.	Release.

In consideration for the payments and benefits set forth in the Integration Services Agreement and other promises by the Company all of which constitute good and sufficient consideration, Executive, for and on behalf of the Releasing Parties, waives, acquits and forever discharges the Released Parties from any obligations the Released Parties have and all claims the Releasing Parties may have as of the Effective Date of this Release, including but not limited to, obligations and/or claims arising from the Agreement or any other document or oral agreement relating to employment, compensation, benefits, severance or post-employment issues. Executive, for and on behalf of the Releasing Parties, hereby releases the Released Parties from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past failure or refusal to employ Executive by the Company, or any other past claim that relates in any way to Executive’s employment, compensation, benefits, reemployment, or application for employment, with the exception of any claim Executive may have against the Company for enforcement of the Agreement. This Release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under state statutes dealing with employment, discrimination in employment, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Oregon Fair Employment Practices Act, OR ST Section 659.030 et seq., Oregon wage and hour laws, OR ST Section 652.010 et seq., the Oregon Family Leave Act, OR ST Section 659A.150 et seq., state wage and hour statutes, all as amended, any regulations under such authorities, and any applicable contract (express or implied), tort, or common law theories. Further, Executive, for and on behalf of the Releasing Parties, waives and releases the Released Parties from any claims that this Release was procured by fraud or signed under duress or coercion so as to make the Release not binding. Executive is not relying upon any representations by the Company’s legal counsel in deciding to enter into this Release. Executive understands and agrees that by signing this Release Executive, for and on behalf of the Releasing Parties, is giving up the right to pursue any legal claims that Executive or the Releasing Parties may have against the Released Parties. Provided, nothing in this provision of this Release shall be construed to prohibit Executive from challenging the validity of the ADEA release in this Section of the Release or from filing a charge or complaint with the Equal Employment Opportunity Commission or any state agency or from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or state agency. However, the Released Parties will assert all such claims have been released in a final binding settlement.

IMPORTANT INFORMATION REGARDING ADEA RELEASE. Executive understands and agrees that:

•	this Release is worded in an understandable way;

•	claims under the ADEA that may arise after the date of this Release are not waived;

•	the rights and claims waived in this Release are in exchange for additional consideration over and above any consideration to which Executive was already undisputedly entitled;

•	Executive has been advised to consult with an attorney prior to executing this Release and has had sufficient time and opportunity to do so;

•

Executive has been given a period of time of 21 days (or, if required by applicable law, 45 days) (the “Statutory Period”), if desired, to consider this Release and understands that Executive may revoke his waiver and release of any ADEA claims covered by this Release within seven (7) days from the date Executive executes this Release. Notice of revocation must be in writing and received by RadiSys Corporation, 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124 Attention: Vice President, Human Resources within seven (7) days after Executive signs this Release;

•	any changes made to this Release, whether material or immaterial, will not restart the running of the Statutory Period.

A.	Reservations Of Rights

This Release shall not affect any rights which Executive may have under any medical insurance, disability plan, workers’ compensation, unemployment compensation, indemnifications, applicable company stock incentive plan(s), or the 401(k) plan maintained by the Company.

B.	No Admission Of Liability

It is understood and agreed that the acts done and evidenced hereby and the release granted hereunder is not an admission of liability on the part of Executive or the Company or the Released Parties, by whom liability has been and is expressly denied.

4.	Effective Date

The “Effective Date” of this Release shall be the eighth day after it is signed by Executive.

5.	No Disparagement

Executive agrees that henceforth Executive will not disparage or make false or adverse statements about the Company or the Released Parties. The Company should report to Executive any actions or statements that are attributed to Executive that the Company believes are disparaging. The Company may take actions consistent with breach of this Release should it determine that Executive has disparaged or made false or adverse statements about the Company or the Released Parties.

The Company agrees that henceforth the Company’s officers and directors will not disparage or make false or adverse statements about Executive. Executive should report to the Company any actions or statements that are attributed to the Company’s officers and directors that Executive believes are disparaging. Executive may take actions consistent with breach of this Release should it determine that the Company’s officers and directors have disparaged or made false or adverse statements about Executive.

6.	Confidentiality, Proprietary, Trade Secret And Related Information

Executive acknowledges the duty and agrees not to make unauthorized use or disclosure of any confidential, proprietary or trade secret information learned as an employee about the Company, its products, customers and suppliers, and covenants not to breach that duty. Moreover, Executive acknowledges that, subject to the enforcement limitations of applicable law, the Company reserves the right to enforce the terms of Executive’s Employee Agreement with the Company and any section(s) therein. Should Executive, Executive’s attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information Executive learned as an employee of the Company, Executive shall promptly notify the Company of such request by the most expeditious means in order to enable the Company to take any reasonable and appropriate action to limit such disclosure.

7.	Scope Of Release.

The provisions of this Release shall be deemed to obligate, extend to, and inure to the benefit of the parties; the Company’s parents, subsidiaries, affiliates, successors, predecessors, assigns, directors, officers, and employees; and each party’s insurers, transferees, grantees, legatees, agents, personal representatives and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and Effective Date of this Release.

8.	Entire Release.

This Release and the Agreement signed by Executive contain the entire agreement and understanding between the parties and, except as reserved in this Release, supersede and replace all prior agreements, written or oral, prior negotiations and proposed agreements, written or oral, including but not limited to the offer letter from the Company to Executive dated September 16, 2002, the Amended and Restated Executive Severance Agreement by and between Executive and the Company dated December 24, 2008, and the Amended and Restated Executive Change of Control Agreement by and between Executive and the Company dated December 24, 2008. Executive and the Company acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Release concerning the subject matter of this Release to induce this Release, and Executive and the Company acknowledge that they have not executed this Release in reliance upon any such promise, representation, or warranty not contained in this Release.

9.	Severability

Every provision of this Release is intended to be severable. In the event any term or provision of this Release is declared to be illegal or invalid for any reason whatsoever by a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Release, which terms and provisions shall remain binding and enforceable.

10.	References.

The Company agrees to follow the applicable policy(ies) regarding release of employment reference information.

11.	Parties May Enforce Release.

Nothing in this Release shall operate to release or discharge any parties to this Release or their successors, assigns, legatees, heirs, or personal representatives from any rights, claims, or causes of action arising out of, relating to, or connected with a breach of any obligation of any party contained in this Release.

12.	Governing Law.

This Release shall be construed in accordance with and governed by the laws of the State of Oregon, without regard to its conflicts of laws provisions.

/s/ Scott C. Grout	Dated: May 2nd, 2011
Scott C. Grout

STATE OF OREGON	)
)ss.
County of	)

Personally appeared the above named Scott C. Grout and acknowledged the foregoing instrument to be his voluntary act and deed.

	Before me:	NOTARY PUBLIC – OREGON My commission expires:
RADISYS CORPORATION

By:		Dated:

Its:
On Behalf of RadiSys Corporation and “Company”